April 29, 1996







Dear Shareholder:

      You are cordially invited to attend the Shareholder's Meeting of Hallador Petroleum Company scheduled to be held at 9:00 a.m., Denver time, on Wednesday, May 29, 1996, at the Company's office located at 1660 Lincoln Street, Suite 2700, Denver, CO 80264.

      The formal actions proposed to be taken at this meeting are described in the attached Notice and Proxy Statement. We also intend to outline our views and plans for your Company's future. We look forward to greeting those of you who are able to attend.


                                        Yours very truly,



                                        Victor P. Stabio
                                        Chief Executive Officer
                                        and President




                             HALLADOR PETROLEUM COMPANY
                                  1660 Lincoln Street
                                      Suite 2700
                                Denver, Colorado  80264
                                     303.839.5504
                                Fax: 303.832.3013

                            NOTICE OF SHAREHOLDERS MEETING
                          TO BE HELD WEDNESDAY, MAY 29, 1996


     The Meeting of the Shareholders of Hallador Petroleum Company, a Colorado corporation (the "Company"), will be held on Wednesday, May 29, 1996 9:00 a.m., Denver time, at the Company's office located at 1660 Lincoln Street, Suite 2700, Denver, CO 80264 for the following purposes:

      1. To elect five directors to serve until the next Shareholders' Meeting or until their successors are duly elected and qualified;

        2.     To adopt and ratify Amendment No. 1 to the 1993 Stock Option
Plan;

        3. To amend the Company's articles of incorporation to effect a 100 for 1 reverse split of the Company's common stock followed by a 10 for 1 forward split of the Company's common stock;

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on April 15, 1996 are entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will not be closed.

      All shareholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and date the enclosed Proxy and return it promptly to Hallador Petroleum Company, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264, Attention: Rebecca Palumbo.

      THE BOARD OF DIRECTORS AND THEIR AFFILIATES OWN APPROXIMATELY 94% OF THE OUTSTANDING COMMON STOCK AND HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF ALL MATTERS; THEREFORE, ALL DIRECTORS WILL BE ELECTED AND ALL PROPOSALS WILL PASS.

                       By Order of the Board of Directors

April, 29, 1996        Teressa Jones, Secretary



                              Hallador Petroleum Company
                                  1660 Lincoln Street
                                      Suite 2700
                                Denver, Colorado  80264

                                   PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Hallador Petroleum Company (the "Company") of Proxies in the accompanying form to be voted at the Company's Meeting of the Shareholders to be held on May 29, 1996, and at any adjournment thereof, for the purposes set forth in the preceding notice.
This Proxy Statement, the 1995 Annual Report on Form 10-KSB and the enclosed Proxy are being mailed to shareholders on or about April 29, 1996.

     Proxies will be voted in accordance with the directions specified thereon. Regarding the election of directors, stockholders may vote in favor of all nominees or withhold their votes as to all nominees, or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of the proposal, against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of Proxy.

     Any Proxy on which no direction is specified will be voted FOR the election of all nominees, the adoption and ratification of Amendment No. 1 to the 1993 Stock Option Plan, the reverse and forward split of the Company's common stock, and, in the discretion of the proxies, with respect to any other business which may properly come before the meeting.

     Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the meeting or by filing with the Secretary of the Company written notice of revocation or a duly executed Proxy bearing a later date.


                                 VOTING RIGHTS

     Only owners of record of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 15, 1996 (the "Record Date") are entitled to vote at the meeting or adjournments thereof. Each owner of record on the Record Date is entitled to one vote for each share of the Company's Common Stock so held. At the close of business on the Record Date, there were approximately 71 million shares of the Company's Common Stock entitled to vote. The presence, either in person or by Proxy, of persons entitled to vote one-third of the Company's outstanding Common Stock constitutes a quorum for the transaction of business at the meeting. If a quorum is present, the election of directors and other questions shall be decided by the affirmative vote of a majority of the shares represented at the meeting, unless otherwise required by law. THE BOARD OF DIRECTORS AND THEIR AFFILIATES OWN APPROXIMATELY 94% OF THE OUTSTANDING COMMON STOCK AND HAVE INDICATED THAT THEY WILL VOTE IN
FAVOR OF ALL MATTERS; THEREFORE, ALL DIRECTORS WILL BE ELECTED AND ALL PROPOSALS WILL PASS.


            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of April 15, 1996, with respect to shares held or controlled by the Company's directors. This table should be read with the understanding that the Company's only executive officer is also a director and persons owning more than 5% of the outstanding shares are affiliated with one or more of the Company's directors. Except as noted below, all shares are owned directly, and the owner has sole voting and investment power with respect to such shares.


          Name               No. Shares           % of Class (1)

David Hardie (2)             37,912,430                 53.4

Steven Hardie (2)             3,928,690                  5.3

Harco Investors (6)           7,819,672                11.02

JINSRO, Ltd. (6)             13,751,265                19.37
Hardie Descendants Trust (6)  3,928,690                 5.53

Victor P. Stabio (3)          4,349,847                 5.82

Cortlandt S. Dietler (4)      1,000,000                  1.4

Bryan H. Lawrence (5)        27,000,000                38.04

Yorktown Energy (7)          22,785,000                32.10

Dillon Read (7)               4,115,000                  5.8

All directors as a group     70,262,277                94.06



(1) Based on total outstanding shares of 70,982,723 if no options are held by the named directors, or based on a pro forma calculation of the total outstanding shares including shares issued upon exercise of options held by the named director or by members of the named group. Beneficial ownership of certain of these shares has been, or is being, specifically disclaimed by certain directors in ownership reports filed with the SEC.

(2) The Hardie Family's and their affiliates' address is 740 University Avenue, Suite 110, Sacramento, CA 95825. Includes 9,429,684 shares held individually or in separate property trusts for the benefit of either Jane Hardie, recently deceased, Robert Hardie and David Hardie. Also includes 13,751,265 shares held by JINSRO, Ltd, a California limited partnership; 2,983,119 shares held by Hallador, Inc.; 3,928,690 shares held by Hardie Descendants Trust, and 7,819,672 shares held by Harco Investors. David Hardie is the general partner of JINSRO, Ltd. and Harco Investors and is the President of Hallador, Inc. David Hardie and Steven Hardie are co-trustees
of the Hardie Descendants Trust.   Steven Hardie holds no other Company
stock.

(3) Includes 3,720,000 shares issuable upon the exercise of certain options through June 15, 1996 held by Mr. Stabio.

(4) Mr. Dietler's address is P. O. Box 5660, Denver, Colorado 80217. All shares are held by Pinnacle Engine Company LLC, wholly owned by Mr. Dietler.

(5) Mr. Lawrence's address is Dillon, Read & Co. Inc., 535 Madison Avenue, New York, New York 10022. Also includes shares held by Yorktown Energy Partners II, L.P. and Dillon, Read & Co. Inc. of which Mr. Lawrence is affiliated.

(6) These shares are also included in the shares attributable to David Hardie and/or to Steven Hardie.

(7) These shares are also included in the shares attributable to Mr. Lawrence. See footnote No. 5 for the address.

                               SHAREHOLDERS' AGREEMENT

     The Shareholders' Agreement, dated as of November 15, 1995, among the Company, Yorktown Energy Partners IV, L.P., Lexington Energy Partners IV, L.P., Hallador, Inc., Jinsro Ltd., Harco Investors and others provides that such parties agree to take all steps necessary to have two persons nominated by Dillon, Read & Co. Inc and three persons nominated by the Hardie family elected to the Company's Board of Directors. These parties own approximately 94% of the Company's Common Stock. The two nominees of Dillon, Read & Co. Inc. are Bryan H. Lawrence and Cortlandt S. Dietler and the three nominees of the Hardie family are David Hardie, Steven Hardie and Victor P. Stabio. This Agreement further provides that none of the parties will transfer, without the written consent of the Company, any shares of the Company until January 1, 1999. This Agreement terminates upon the earlier of November 15, 2005 or a public offering of the Company's securities which generates at least $6,500,000 of gross proceeds to the Company.

                                       PROPOSAL 1
                              ELECTION OF FIVE DIRECTORS

     Members of the Board of Directors of the Company who were elected at the last shareholders' meeting held on November 3, 1993 were David Hardie (Chairman), Donald E. Hockaday, Jr. and Victor P. Stabio. Mr. Hockaday resigned, for personal reasons, on April 15, 1994, and Mr. Steven Hardie was elected as a director to fill the vacancy on July 27, 1994. Mr. Bryan H. Lawrence and Mr. Cortlandt S. Dietler were elected to the Board on November 16, 1995.

     A Board of Directors of five members is to be elected at the meeting, each director to hold office until the next Meeting of the Shareholders or until his respective successor is elected and qualified. Unless authority to vote is withheld, shares represented by Proxies will be voted in favor of the election as directors of the nominees named below (or, in the event, which is not anticipated, that any of such nominees should become unavailable, a substitute nominee). The nominees constitute all of the current members of the Board of Directors.

     Certain information as of April 15, 1996 concerning each nominee is set forth below:

                                 NOMINEES FOR ELECTION

DAVID HARDIE, age 45, is the Chairman of the Board and has served as a director of the Company since July 1989. He founded Hallador, Inc. in 1979 and since that time has directed both its oil and gas and venture capital activities as its President and Chairman. Mr. Hardie served as Chairman of the Board and Chief Executive Officer of Hallador Exploration Company from the time of its formation in 1988 until its merger with the Company in 1989. Mr. Hardie is a shareholder and also serves as a director of Freedom Communications Inc., Irvine, CA, a private company which publishes newspapers and operates television stations. He serves as a director for Pacific Grain Products, Inc., Woodland, CA, a private company which manufactures rice and grain products and Icon Manufacturing, Inc., Sacramento, CA, a private paint manufacturer. Mr. Hardie also serves as a director and partner of other private entities which are owned by members of his family. Mr. Hardie received a B.S. degree in Business Administration from California Polytechnic University, San Luis Obispo in 1976 and is a 1990 graduate of the Harvard School of Business, Owner/President Management Program.

      VICTOR P. STABIO, age 48, the Company's only executive officer, is the President, Chief Executive Officer (CEO), Chief Financial Officer and a director of Hallador Petroleum Company. Mr. Stabio joined the Company on March 15, 1991 and was appointed President and CEO on March 20, 1991. Mr. Stabio was founder, President and a director of Mountain & Plains Oil Company until its merger with Adobe Oil & Gas Corporation in 1980. Mr. Stabio served as Executive Vice-President of operations for High Plains Oil Corporation from 1983 to 1987. Mr. Stabio was working as a self-employed independent investor and financial consultant before joining the Company. He graduated from Eastern Montana College in 1971 with a B.S. Degree in Business Administration.

      STEVEN HARDIE, age 42, was appointed to the Board of the Directors on July 27, 1994. Mr. Hardie and David Hardie are brothers. For the last 13 years Mr. Hardie has been a self-employed film producer. Mr. Hardie is a shareholder in Freedom Communications Inc., a private company which publishes newspapers and operates television stations and also serves as a director of Hallador, Inc. Mr. Hardie graduated from the University of Arizona in 1977 with a Bachelor of Arts in Journalism.

      CORTLANDT S. DIETLER, 74, has been a Director of the Company since November 1995. Since April 1995, he has been the President and Chief Executive Officer of TransMontaigne Oil Company. Mr. Dietler was the founder of Associated Natural Gas Corporation and he served as its Chairman and Chief Executive Officer until February 28, 1995. Mr. Dietler serves as a director of Key Production Company, Grease Monkey Holding Corporation and PanEnergy Corporation. Mr. Dietler graduated from the University of Tulsa in 1947 with a B.S. Degree in Business Administration.

      BRYAN H. LAWRENCE, age 53, has been a Director of the Company since November 1995. He has been employed by Dillon, Read & Co. Inc., an investment banking firm (Dillon Read), since January 1966; and is currently a Managing Director. Mr. Lawrence also serves as a Director of Vintage Petroleum, Inc., D&K Wholesale Drug, Inc., Benson Petroleum Ltd. (a Canadian public company) and certain non-public companies in which affiliates of Dillon Read hold equity interests including Meenan Oil Co., Inc., TransMontaigne Oil Company, Fintube Limited Partnership, Interenergy Corporation, Willbros Group, Inc., Cavell Energy Corporation, PetroSantander Inc., and Strega Energy Inc. Mr. Lawrence is a graduate of Hamilton College and also has a M.B.A. from Columbia University.

                            BOARD AND COMMITTEE INFORMATION

      The Board of Directors of the Company held a total of three meetings during calendar year 1995.

      The Board of Directors has an Executive Committee consisting of Messrs.

Hardie (Chairman) and Stabio. When the Board of Directors is not in session, the Executive Committee may exercise all the powers of the Board of Directors which may be delegated to a committee under Colorado law. The Executive Committee held no meetings during calendar year 1995.

      The Board of Directors has an Audit Committee consisting of Messrs. David Hardie (Chairman) and Steven Hardie. The Audit Committee held no meetings during calendar year 1995. The Audit Committee's purpose is to oversee the Company's accounting and financial reporting policies and practices and to assist the Board in fulfilling its fiduciary corporate accountability responsibilities. The Company's independent public accountants periodically meet with the Audit Committee and always have unrestricted access directly to the Audit Committee members.

      The Board of Directors has a Compensation Committee consisting of Messrs. David Hardie (Chairman), Bryan H. Lawrence and Steven Hardie. The Compensation Committee generally is charged with administering, monitoring and evaluating the overall compensation policies of the Company. The Compensation Committee held one meeting during 1995.

      Each director attended all the 1995 meetings.


COMPENSATION OF DIRECTORS
- -------------------------
      Through November 16, 1995, non-employee directors were paid $10,000 annually. Currently, directors receive no compensation for their services.


                         SUMMARY COMPENSATION TABLE

                                                                Long-term
                                                               Compensation
                         Annual Compensation                    ----------
Name and            -----------------------------------------   Securities
Principal                                    Other Annual       Underlying
Position (3)        Year  Salary  Bonus (1)  Compensation (2)     Options
- ------------        ----  ------  ---------  ----------------   ----------
Victor P. Stabio    1995  $96,154   $27,446      $3,931          6,200,000
President           1994   86,217    36,024       3,365             57,465
                    1993   77,250    47,552       2,704            319,250


(1) Includes amounts, payment of which is deferred, pursuant to the Key Employee Bonus Plan.
(2)   Company's contribution to the 401-K Plan.
(3)   The Company has no other executive officers.

                      OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                     Number of
                     Securities     % of Total
                     Underlying  Options Granted
                      Options    to Employees in  Exercise    Expiration
Name                  Granted      Fiscal Year     Price        Date
- ----------------     ----------  ---------------  ---------   ----------
Victor P. Stabio      6,200,000        90%          $.10    December 31, 2006



  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
(1)


                     Number of Securities         Value of Unexercised
                    Underlying Unexercised        In-the-Money Options
                           Options                     at FY-End (2)
Name               Exercisable/Unexercisable    Exercisable/Unexercisable
- ----------------   -------------------------    --------------------------
Victor P. Stabio      3,720,000/2,480,000          $93,000/$62,000


(1)  There were no options exercised during 1995.
(2) Based on the average of the bid and ask price on December 31, 1995 of $.125.

CHANGE-IN-CONTROL ARRANGEMENTS
- ------------------------------
     As of December 31, 1995, Mr. Stabio has accrued $127,000 pursuant to the Company's deferred bonus plan which on the merger of the Company into another entity or the sale by the Company of substantially all of its assets will become payable.

REPORT ON REPRICING OF OPTIONS
- ------------------------------

     On December 13, 1995, the Board of Directors effectively cancelled all options outstanding held by Mr. Stabio which had an exercise price of $.20 per share and replaced them with new options with an exercise price of $.10 per share. Due to the reorganization in November 1995 which requires new managerial responsibilities, the Board concluded that in order to retain and to provide incentive for Mr. Stabio, the old options which had no intrinsic value, and little or no fair value, required revision.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Lawrence, one of the Company's directors, is a Managing Director of Dillon, Read & Co. Inc., an investment banking firm. On November 28, 1995, the Company sold 28 million shares to an investor group affiliated with Dillon, Read & Co. Inc. for $2.8 million. Concurrently, the convertible debt and accrued interest due the Hardie family and certain others was converted to common stock at $.15 per share, resulting in 35.3 million shares being issued. During 1995, the Company paid interest to the Hardie family and their affiliates of approximately $329,000 in the form of common stock and $39,000 in cash. The Hardie family and their affiliates own approximately 53% of the common stock and the Dillon, Read group owns approximately 38%. Mr. Dietler, one the Company's directors, also purchased 1,000,000 shares for $100,000 November 28, 1995.

                                 SECTION 16(a) REPORTS

      Under the federal securities laws, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their ownership of the Company and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1995. The Company believes that all of these filing requirements were satisfied by its directors, only executive officer, and 10% shareholders, except for Mrs. Jane Hardie who passed away in January 1996. Her estate filed a Form 4 late with respect to certain December 1995 transactions.


                                    PROPOSAL 2
                    ADOPTION AND RATIFICATION OF AMENDMENT NO. 1
                           TO THE 1993 STOCK OPTION PLAN

      In 1993, the Company's Board of Directors and shareholders adopted the Company's 1993 Stock Option Plan (the "Plan"). On November 28, 1995, the Company's Board of Directors adopted Amendment No. 1 to the Plan, subject to approval and ratification by the Company's shareholders. The Board of Directors has proposed and is unanimously recommending approval of Amendment No. 1 to the Plan.

      Amendment No. 1 eliminates Sections 5.1 and 5.2 and the second sentence of Section 5.4 which contains the formula described below for determining the number of shares which could be optioned; and substituted the following:

            "5.1 Number. The aggregate number of shares of Common Stock which may be issued under Options granted pursuant to the Plan shall be 7,500,000, subject to adjustment as hereinafter provided."

The old formula provided that the maximum number of shares of common stock which could be issued under options granted pursuant to the Plan was 15% of the total outstanding shares of the Company's Common Stock as of the effective date of the Plan, as adjusted from time to time to reflect the issuance by the Company of additional shares of its common stock.

      The Company's Board of Directors adopted Amendment No. 1 to fix the maximum number of shares of the Company's Common Stock which may be issued on exercise of options. The Board of Directors recommends a vote to adopt and ratify Amendment No. 1 to the Plan.

OTHER PROVISIONS OF THE PLAN
- ----------------------------

      The other major features of the Plan are summarized below, but such summary is qualified in its entirety by the full text of the Plan, as amended, which will be furnished upon request.

PURPOSE OF THE PLAN
- -------------------

      The purpose of the Plan is to aid the Company in attracting and retaining qualified and competent employees, directors and consultants. The Board of Directors believes that the Plan will continue to constitute an important incentive to those employees of the Company who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.

ADMINISTRATION OF THE PLAN
- --------------------------

      The Plan is administered by the Compensation Committee of the Board of Directors, consisting of not less than two directors who are not also employees of the Company, the members of which are appointed by and serve at the pleasure of the Board of Directors (the "Committee").

      Subject to the terms of the Plan, the Committee has full and exclusive power to grant and determine terms and conditions of all options granted under the Plan, and to prescribe, amend or rescind rules and regulations concerning the administration of the Plan.

ELIGIBILITY
- -----------

      All full- or part-time salaried employees of the Company and its subsidiaries who are responsible for the conduct and management of the Company's business or who are involved in endeavors significant to the Company's success are eligible to receive incentive or nonqualified stock options under the Plan. Directors and consultants who are not full- or part-time employees but who are nonetheless involved in endeavors significant to the Company's success are eligible to receive only nonqualified stock options under the Plan.

GRANT AND EXERCISE OF OPTIONS
- -----------------------------
      The Committee may in its discretion determine which of the eligible participants should receive options, the type of options to be granted, the number of shares of common stock subject to the options, and the date on which the options are granted. No employee may be granted incentive stock options to the extent that the aggregate fair market value of the common stock with respect to which the options are exercisable for the first time during a calendar year would exceed $100,000.

      The excise price for all incentive stock options granted under the Plan may not be less than 100% of the fair market value of the shares subject to the option (or 110% of the fair market value, if the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company). The exercise price of all nonqualified options granted under the Plan may not be less than the par value of the shares subject to the option. For purposes of the Plan, there are a variety of definitions of fair market value that apply in different situations. If the Company's common stock is listed on an established stock exchange, fair market value per share is deemed to be the average of the quoted closing prices on the day for which the determination is made, or if no sale of common stock shall have been made on the exchange on that day, on the next preceding day on which there was a sale. If the Company's common stock is traded in the NASDAQ National Market System, fair market value is deemed to be the closing price on the day for which the determination is made, or the next preceding day on which there was trading. If the Company's common stock is actively traded on the NASDAQ System, fair market value per share is deemed to be the mean between the dealer "bid" and "ask" closing prices on the option is granted, or on the next preceding day on which there was trading. If the Company's common stock is not listed upon an established stock exchange, is not traded in the National Market System, and is not actively traded on the NASDAQ System, fair market value is deemed to be an amount as determined in good faith by the Committee by applying any reasonable valuation method.

      The term of all options granted pursuant to the Plan may not be more than ten years from the date of grant (or 5 years, if the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company), and may be earlier terminated as a result of termination of the optionee's employment.

      In an optionee's employment is terminated for any reason other than death or disability, the optionee may exercise his or her options at any time within the next three months, to the extent that the optionee was entitled to do so at the time of termination, provided the options do not expire. If an optionee dies while in the employ of the Company or any subsidiary, or within a period of three months after the termination of his or her employment for other reasons, the personal representative of the optionee's estate may exercise the option at any time within the next year to the extent the optionee was entitle to do so at the time of his or her death, provided the options do not expire. If an optionee is terminated because of the optionee's disability, the optionee may exercise his or her option at any time within the next year, to the extent the optionee was entitled to do so at the time of termination, provided the options do not expire.

      In its sole discretion, the Committee may extend the termination date of an option granted under the Plan, provided that no extension can be made beyond the maximum duration for the option under the plan. Moreover, no extension of the termination date of an option can be made for incentive stock options prior to the termination of the optionee's employment, or without the approval of the optionee. Any extension of the termination date of an incentive stock option shall be deemed to be the granting of a new option.

      Options are evidenced by agreements in such form as the Committee determines is consistent with the Plan (the "Option Agreements"). Option Agreements may include vesting restrictions on exercise based on the passage of time or the occurrence of other events. Notwithstanding any vesting requirements relating to the passage of time, all options will be immediately vested and exercisable in the event of certain changes in control of the Company or its assets, as described in the Plan. Options granted under the Plan may not be transferred other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.
      Options are exercisable for such number of shares and at such intervals as the Committee may determine. The full price of the shares must be paid at the time the option is exercised in chase, by check or in shares of the Company's common stock; provided that payment must be in such form as the Committee designates. Payment for the shares must be accompanied by payment in cash or by check of such amount as the Company shall determine to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the extension.

ANTIDILUTION PROTECTION FOR OPTIONEES
- -------------------------------------

      The Plan is structured so that the options granted pursuant to the Plan are adjusted for any reverse or forward stock splits, stock dividends and similar events.

AMENDMENT AND TERMINATION
- -------------------------

      The Company's Board of Directors may at any time terminate, suspend or amend the Plan or any part thereof, provided that no such action may impair outstanding options. Without the approval of the shareholders, no amendment may increase the maximum number of shares for which Options may be granted under the Plan, reduce the price at which Common Stock may be offered under the Plan below that set forth in the Plan, or materially modify the eligibility requirements for participation in the Plan. Subject to the terms of the Plan, the Board of Directors may modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options to the extent not exercised and authorize the grant of new options in substitution therefor.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of federal income tax consequences with respect to the Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

      There are generally no federal tax consequences either to the employee receiving options (the "Optionee") or to the Company upon the grant of an option. Upon exercise of an incentive stock option (ISO), the Optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to a liability for the Optionee under the Alternative Minimum Tax provisions of the tax code. Generally, if the Optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the Optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the taxable year in which such disposition occurred in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the Optionee will be treated as a capital gain. Upon exercise of a nonqualified stock option (NQSO), the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the Optionee as compensation income and will generally be deductible for tax purposes by
the Company.   The dispositions of shares of Common stock acquired upon the exercise of a NQSO will generally result in a capital gain or loss for the Optionee, but will have no tax consequences for the Company.

EXISTING GRANTS OF OPTION
- -------------------------
      On January 4, 1996 options representing 6,845,000 shares of common stock were granted pursuant to the Plan, as authorized by the Board of Directors on December 13, 1995. These options have an exercise price of $.10 per share, which was the fair market value as of the date of grant as determined in good faith by the Compensation Committee. The following received grants in the amounts indicated:

Name                      Type     Issued Amount    Vested Amount
- -----------------         ----     -------------    -------------
Victor P. Stabio          NQSO        5,200,000       3,120,000
Victor P. Stabio           ISO        1,000,000         600,000

Oher employees             ISO          645,000         397,000
                                      ---------       ---------
Total                                 6,845,000       4,117,000
                                      =========       =========


In connection with the grant of new options on January 4, 1996, the following options were canceled:


Name                      Type       Base Amount       Total Granted
- --------------            ----       -----------       -------------
David Hardie              NQSO           75,343         375,000

Victor P. Stabio           ISO          376,715       1,850,000

Other employees            ISO           95,685         476,250
                                        -------       ---------
Total                                   547,743       2,726,250
                                       ========      ==========

      PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" APPROVAL AND RATIFICATION OF THE 1993 STOCK OPTION PLAN UNLESS A SHAREHOLDER SPECIFIES OTHERWISE.


                                    PROPOSAL THREE

                    TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                       TO EFFECT A 100 FOR 1 REVERSE SPLIT OF THE
                     COMPANY'S COMMON STOCK FOLLOWED BY A 10 FOR 1
                      FORWARD SPLIT OF THE COMPANY'S COMMON STOCK.


DESCRIPTION OF THE REVERSE SPLIT AND THE FORWARD SPLIT
- ------------------------------------------------------

     The Board of Directors has adopted a resolution to approve an amendment to the Company's Articles to effect a 100 for 1 reverse split of the presently issued and outstanding shares of Common Stock (the "Reverse Split"). Pursuant to the terms of the Reverse Split, each holder of record of Common Stock on the effective date of the Reverse Split will thereafter be deemed to hold one share of Common Stock for every one hundred presently issued and outstanding shares of Common Stock held of record on that date.
On the day after the filing of the Articles of Amendment, each of the then issued and outstanding shares of the Common Stock will be forward split on a ten to one basis (the "Forward Split") so that each holder of record of Common Stock on such date will thereafter be deemed to hold ten shares of Common Stock for every one share issued and outstanding share of Common Stock held of record on that date. For those shareholders owning more than 100 shares, any fraction left after the reverse and forward split, will be rounded up to the next share.

     The Board of Directors has adopted the following resolution for submission to the shareholders for approval:

          RESOLVED, that, upon the filing of these Articles of Amendment to Articles of Incorporation, each one hundred (100) shares of the Corporation's Common Stock issued and outstanding at the time Articles of Amendment containing this amendment are filed with the Secretary of State of Colorado shall be and hereby are automatically changed and reclassified without further action into one (1) fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change and reclassification. The Corporation shall pay to each shareholder who would otherwise be entitled to a fractional share as a result of such change and reclassification the cash value of such fractional share based upon the average of the closing ask prices plus $.05 on the National Association of Securities Dealers Automated Quotations, as reported by the NASD OTC Bulletin Board Service, for the trading period commencing on May 13, 1996 and continuing until the day preceding the date Articles of Amendment containing this amendment are filed with the Secretary of State of Colorado.

          FURTHER RESOLVED, that, on the day after the filing of these Articles of Amendment to the Articles of Incorporation, each share of Common Stock shall automatically be forward split and each such
          share shall become ten shares of Common Stock.   For those
          shareholders owning more than 100 shares, any fraction left after the reverse and forward split, will be rounded up to the next share.

     As of April 15, 1996, there were approximately 71 million shares of Common Stock outstanding, held of record by 1,550 holders. Following the Reverse and Forward Split, the Company estimates that it will have 7.1 million shares of Common Stock outstanding, held of record by 525 holders. The Company's Common Stock will continue to be registered under the Securities Exchange Act of 1934, as amended, and the Company will remain obligated to comply with the reporting obligations of such Act.

PURPOSE OF THE REVERSE SPLIT AND FORWARD SPLIT
- ----------------------------------------------

     The Board of Directors believes that the proposed Reverse and Forward Split is advisable and in the best interests of the Company and its shareholders in an effort to raise the trading price of the Common Stock, decreasing the Company's number of shareholders and their associated costs and allowing small shareholders to receive cash for their holdings without incurring brokerage fees. In discussions between the Company's management with members of the brokerage and investment banking industries, the Company has been advised that brokerage firms might be more willing to evaluate the Company's securities as a possible investment opportunity for their clients and may be more willing to act as a market maker in the Company's securities if the price range for the Common Stock were higher. Management believes that additional interest by the investment community in the Common Stock, of which there can be no assurance, is desirable and could result in a better trading market for the Common Stock. Furthermore, brokerage firms charge commissions which exceed the market value of the stock and the investors holding less than 100 shares have no economic avenue to dispose of their shares. The reverse split allows those shareholders an avenue to receive positive cashflow for the disposition of their investment as opposed to negative cash flow. After the reverse split, the Company will have only 700,000 shares outstanding which is considered by management to be too low for an active trading market to develop, thus one of the reasons for the forward split is to increase the shares outstanding to 7,000,000.

     The Company also believes that existing low trading prices of the Common Stock may have an adverse impact upon the current efficient level of the trading market for the Common Stock. In particular, brokerage firms often charge higher commissions for transactions involving low-priced stocks than they would for the same dollar amount of securities with a higher per share price. Some brokerage firms will not recommend purchases of low-priced stocks to their clients or make a market in such stocks, which tendencies may adversely affect the liquidity for current shareholders and Company's ability to obtain additional equity financing.

      There can be no assurance that the Reverse and Forward Split will not adversely impact the market price of the Common Stock, that the marketability of the Common Stock will improve or that the Reverse and Forward Split will otherwise have any of the effects described herein.

EFFECT OF THE REVERSE AND FORWARD SPLIT
- ---------------------------------------

     Theoretically, due to the decrease in the number of outstanding shares of Company's Common Stock and no change in the underlying book value of such shares, the market price of the Company's Common Stock should increase following the Reverse and Forward Split, but the effect of the Reverse and Forward Split upon the market price for the Company's Common Stock cannot be accurately predicted.

     The Reverse and Forward Split will decrease the number of issued and outstanding shares of the Common Stock from approximately 71 million to approximately 7.1 million shares. The Common Stock will be fully paid and nonassessable. The voting rights and other rights that accompany the Common Stock prior to the Reverse Split will not be altered by the Reverse and Forward Split.

     The Company's currently outstanding options will be adjusted so that the shares of Common Stock so optioned will be decreased 90% and the price increased by a factor of ten.

CERTIFICATES AND FRACTIONAL SHARES
- ----------------------------------
     The certificates currently representing issued and outstanding shares of Common Stock will be deemed to represent one-tenth the number of shares of Common Stock after the effective date of the Reverse and Forward Split. New shares of Common Stock will be issued in due course as old shares are tendered to the transfer agent for exchange or transfer. NO FRACTIONAL SHARES OF COMMON STOCK WILL BE ISSUED AND, IN LIEU THEREOF, SHAREHOLDERS HOLDING 99 OR LESS SHARES OF COMMON STOCK UPON SURRENDER OF THEIR OLD CERTIFICATES WILL RECEIVE CASH IN LIEU OF FRACTIONAL SHARES OF COMMON STOCK. The price payable by the Company will be determined by multiplying the fraction of a new share by the equivalent of the average closing ask prices plus $.05 per old share of Common Stock for the trading period commencing on May 13, 1996 and continuing until the day preceding the filing of the Articles of Incorporation, as reported by the NASD OTC Bulletin Board Service. FOR THOSE SHAREHOLDERS OWNING MORE THAN 100 SHARES, ANY FRACTION LEFT AFTER THE REVERSE AND FORWARD SPLIT, WILL BE ROUNDED UP TO THE NEXT SHARE.

        Shareholders ARE NOT REQUIRED TO EXCHANGE their certificate(s) of pre-split common stock for post-split common stock. Shareholders may, however, exchange their certificates for shares of post-split Common Stock by surrendering their old certificates representing shares of pre-split Common Stock to the Company's transfer agent. Upon surrender to the transfer agent of the share certificate(s) representing shares of pre-split Common Stock, AND A PAYMENT OF $15, the holder will receive a share certificate representing the appropriate number of shares of post-split Common Stock.
AS MENTIONED EARLIER, THERE IS NO REQUIREMENT TO EXCHANGE OLD CERTIFICATES FOR NEW CERTIFICATES.

DISSENTERS' RIGHT OF APPRAISAL
- ------------------------------

     Dissenters, if any, will be provided all rights pursuant to Colorado law. The Company estimates that the shareholders holding 99 shares or less represent in total approximately 31,000 shares and the cost to the Company to purchase these shares will be less than $10,000, based on a $.20 price which is $.05 over the current ask price of $.15. Holders who after the Reverse Split have less than a whole share of Common Stock and comply with the procedures set forth in Colorado Business Corporation Act (the "Act") may demand the right to receive a cash payment for the fair value of his or her shares immediately prior to the Split.

     A holder who wishes to assert dissenter's rights must file a written notice with the Company prior to the Annual Meeting of his or her intention to demand payment for the shareholder's shares if the Split is effectuated; and not vote the shares in favor of the Split. A VOTE IN FAVOR OF THE SPLIT WILL WAIVE THE SHAREHOLDER'S RIGHT TO DISSENT.

     Within 10 days after the effective date of the Split, the Company will mail a notice to all holders who have given notice of their intention to demand payment and who have refrained from voting in favor of the Split.
Such notice will contain information about where and when to send a demand for payment and where and when share certificates must be deposited to obtain payment. The notice will also contain a form for demanding payment, set a time for the demand and deposit (which will be not less than 30 days from the mailing of the notice) and will be accompanied by a copy of relevant sections of the Act. A shareholder receiving this notice must demand payment, certify as to the date on which he acquired beneficial ownership of the shares, and deposit certificates as required by the notice in order to have rights as a dissenting shareholder to receive payment for his or her shares. A DISSENTING SHAREHOLDER WHO FAILS TO DEMAND PAYMENT OR FAILS TO DEPOSIT CERTIFICATES IN ACCORDANCE WITH THE NOTICE WILL HAVE NO RIGHT TO RECEIVE PAYMENT FOR HIS OR HER SHARES.

     A holder who has complied with these requirements retains all rights as a shareholder except the right to transfer the shares, until he or she receives payment. With certain exceptions, the demand for payment and the deposit of certificates are irrevocable.

     The Company will, on the effective date of the Split, pay each dissenter the amount the Company estimates to be the fair value of the dissenter's shares plus accrued interest. Such payment will be accompanied by the financial statements required by the Act; a statement of the Company's estimate of the fair value of the shares; an explanation of how interest was calculated; a statement of the dissenter's right to demand payment under the Act; and a copy of the relevant portion of the Act.

     If the dissenter is not satisfied with the Company's estimate of fair value, such dissenter may within 30 days after the Company made payment for the dissenter's shares give written notice to the Company of the dissenter's estimate of the fair value and of the amount of interest due and may demand payment therefor less any payment received from the Company. FAILURE TO GIVE SUCH WRITTEN NOTICE WITHIN THE PERIOD WILL CONSTITUTE A WAIVER OF SUCH HOLDER'S RIGHTS OF DISSENT.

     If any such demand for additional payment remains unsettled, the Company must, within 60 days after receiving the demand, file with any court of competent jurisdiction in the City and County of Denver, Colorado, a petition requesting that the fair market value of the shares and interest thereon be determined. All dissenters whose demands are not settled will be made parties to the proceedings. If the Company fails to file a petition, each dissenter who has made a demand and who has not already settled his or her claim against the Company will be paid the amount demanded by him or her with interest.

     The Act provides that the costs and expenses of the court proceeding will be assessed against the Company. Fees of attorneys and experts may be assessed against the Company, unless the court finds that demands by dissenters were arbitrary, vexatious, or not in good faith, in which case the court may apportion and assess all or part of such costs, expenses, and fees against all or some of the dissenting shareholders who are parties to the court proceeding. In addition, if the court finds that the services of counsel from any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to the counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted. Except as may be required by law or ordered by a court, the Company will not pay fees of counsel or appraisers employed by dissenting shareholders.

     Notwithstanding the foregoing, the Company may elect to withhold payment for shares of any dissenter, or the person on whose behalf the dissenter acts, who was not a beneficial owner on the date of the first announcement to the news media or to shareholders of the Split. With respect to such shares, the Company must, on the effective date of the Split, state to each dissenter its estimate of the fair market value of the shares, state the rate of interest to be used (explaining the basis thereof) and offer to pay the resulting amount upon receiving the dissenter's agreement to accept it in full satisfaction of the demand. Within 30 days after the date of the mailing of such an offer, the dissenter may mail to the Company his or her own estimate of fair value and interest and demand payment of that amount.
If the shareholder fails to do so, he or she will be entitled to no more than the Company's offer. If the dissenter's demand for payment remains unsettled, the Company must, within 60 days after receiving the demand, file a petition in court requesting that the fair value of the shares and interest thereon be determined.

     THE PROVISIONS OF THE ACT ARE TECHNICAL IN NATURE AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO AVAIL HIMSELF OR HERSELF OF THE RIGHT TO DISSENT CONSULT INDEPENDENT LEGAL COUNSEL BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THESE SECTIONS MAY PRECLUDE THE EXERCISE OF DISSENTING RIGHTS.

EFFECTIVE DATE OF THE REVERSE AND FORWARD SPLIT
- -----------------------------------------------

     The Reverse Split will become effective on the date the Articles of Amendment are filed, which is expected to be filed as soon as practicable after the shareholders' meeting. The Forward Split will become effective on the next day after such filing.

TRANSFER AGENT
- --------------
        The transfer agent for the Common Stock is American Securities Transfer, Inc. Their address is 938 Quail Street, Suite 101, Lakewood, Colorado 80215, phone number 303.234.5300.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE AND FORWARD SPLIT
- ----------------------------------------------------------------

     Any tax liability to shareholders resulting from the split will likely not be substantial. The shares of Common Stock received in the split should not result in any taxable gain or loss to shareholders for federal income tax purposes. The tax basis of the Common Stock received by shareholders as a result of the split will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For tax purposes, the holding period of the shares immediately prior to the effective date of the split will be included in the holding period of the Common Stock received as a result of the split. Shareholders who receive cash in lieu of fractional shares of Common Stock will be treated as receiving cash as payment for their fractional shares of Common Stock, and they will recognize capital gain or loss in an amount equal to the differences between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

     The foregoing discussion regarding the tax consequences of the split is provided for informational purposes only and is not based upon the opinion of legal counsel or other tax experts. The Company recommends that shareholders discuss the tax consequences of the split with their own tax advisors.


                            INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee of the Board, has selected Arthur Andersen & Co. LLP to audit the 1996 financial statements. This firm has audited the Company's financial statements for the last six years and will be present at the annual meeting.

                                SOLICITATION OF PROXIES

     The Company will pay all costs of solicitation of Proxies. In addition to solicitations by mail, solicitations may be made personally or by telephone or other means of communication by directors, officers and employees of the Company, who will not receive additional compensation for doing so. Brokers, nominees, fiduciaries and other custodians will be reimbursed their reasonable out-of-pocket expenses for forwarding Proxy materials to beneficial owners.

                                 SHAREHOLDER PROPOSALS

     Proposals by shareholders intended to be presented at the next Shareholders' Meeting must be received by the Company on or before December 31, 1996, to be considered for inclusion in the Company's proxy statement and proxy card for that meeting.

                                     OTHER MATTERS

     The Company's Board of Directors does not know of any other matters that will be presented at the Shareholders' Meeting. However, if any other business is properly presented at the Shareholders' Meeting for action, the persons named in the enclosed Proxy will vote thereon in accordance with their best judgment.


                                BY ORDER OF THE BOARD OF DIRECTORS
Denver, Colorado                Teressa Jones, Secretary
April 29, 1996





PROXY               HALLADOR PETROLEUM COMPANY                        PROXY

The undersigned hereby appoints David Hardie and Victor P. Stabio, or either of them, as the attorneys and Proxies of the undersigned, with full power of substitution, to vote all the shares of Hallador Petroleum Company which the undersigned may be entitled to vote at the Shareholders' Meeting of the Company to be held Wednesday, May 29, 1996, at 9:00 a.m., Denver time, at the Company's office, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264, and at any adjournment thereof, and the undersigned hereby instructs said attorneys and Proxies to vote upon the following proposal as indicated below:

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING PROPOSALS. THIS PROXY MUST BE SIGNED AND DATED.


     (1) - ELECTION OF DIRECTORS
                []   FOR all nominees listed below (except as marked to the
                     contrary below).
                []   WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: David Hardie, Steven Hardie, Bryan H. Lawrence, Cortlandt S. Dietler and Victor P. Stabio. (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
__________________________________________________________________________

     (2) - To adopt and ratify Amendment No. 1 to the 1993 Stock Option Plan
                []   FOR   []   AGAINST   []   ABSTAIN

     (3) - To amend the Company's articles of incorporation to effect a 100 for 1 reverse split of the Company's common stock followed by a 10 for 1 forward split of the Company's common stock.

                []   FOR   []   AGAINST   []   ABSTAIN

     (4) - In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE PROPOSALS.

DATE:__________________________________

_______________________________________
SIGNATURE
_______________________________________
SIGNATURE

This Proxy should be dated and signed exactly as your name appears hereon. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. THE PERSON SIGNING ABOVE ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED APRIL 29, 1996.